Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Tapestry, Inc. and subsidiaries, and the effectiveness of the Tapestry, Inc. and subsidiaries’ internal control over financial reporting dated August 15, 2019, appearing in the Annual Report on Form 10-K of Tapestry, Inc. for the year ended June 29, 2019.

/s/ Deloitte & Touche LLP

New York, New York
November 7, 2019